Exhibit 99.1

News Release Page 1 of 15
Cboe Global Markets Reports Results for Second Quarter 2025
Second Quarter Highlights*
•Diluted EPS for the Quarter of $2.23, Up 68 percent, primarily due to the non-recurring 2024 impairment of intangible assets recognized in the Digital reporting unit
•Adjusted Diluted EPS¹ for the Quarter of $2.46, Up 14 percent
•Record Net Revenue for the Quarter of $587.3 million, Up 14 percent
•Increases 2025 Organic Total Net Revenue Growth Target2 to high single digits, from mid to high single digits; Reaffirms Cboe Data Vantage3 Organic Net Revenue Growth Target2 of mid to high single digits
•Decreases 2025 Adjusted Operating Expense Guidance2 to $832 to $847 million, from $837 to $852 million
CHICAGO, IL – August 1, 2025 - Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the second quarter of 2025.
“In the second quarter, Cboe reported record quarterly net revenue of $587 million, diluted EPS of $2.23, and adjusted diluted EPS1 of $2.46. Strong double-digit net revenue growth across Derivatives, Data Vantage, and Cash and Spot Markets drove our outstanding results,” said Craig Donohue, Cboe Global Markets Chief Executive Officer. “Net revenue grew 14 percent and adjusted diluted EPS1 increased 14 percent year-over-year, bringing year-to-date growth to 13 percent and 15 percent, respectively, as compared to the first half of 2024. Since taking over as CEO in early May, I have been impressed by our team’s ability to thrive in a constantly evolving environment. I am excited to build on the exceptional first half results as we work towards delivering long-term value for shareholders.”
“Cboe achieved another quarter of record net revenue and strong adjusted earnings growth, highlighting the durability across our exchange ecosystem,” said Jill Griebenow, Cboe Global Markets Executive Vice President, Chief Financial Officer. “Derivatives net revenue grew 17 percent, driven by robust volumes across our options business. Data Vantage produced 11 percent net revenue growth, and Cash and Spot Markets net revenue increased 11 percent on a year-over-year basis. Moving forward, we are increasing our organic total net revenue growth2 guidance range to high single digits from mid to high single digits, and we are reaffirming our Data Vantage organic net revenue growth2 range of mid to high single digits for 2025. In addition, we are lowering our full year adjusted operating expense guidance2 range to $832 million to $847 million from $837 to $852 million. Following our strong first half performance, we remain well-positioned to advance our financial priorities and deliver meaningful impact across our global markets.”
*All comparisons are second quarter 2025 compared to the same period in 2024.
(1)A full reconciliation of our non-GAAP results to our GAAP (“Generally Accepted Accounting Principles”) results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.
(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic net revenue growth guidance and adjusted operating expenses guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic net revenue growth guidance and adjusted operating expenses would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.
(3)Cboe Data Vantage refers to the company's Cboe Data Vantage business (formerly known as Data and Access Solutions). Cboe Data Vantage is subsequently referred to as Data Vantage throughout this press release.
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News Release Page 2 of 15
Consolidated Second Quarter Results -Table 1
Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended June 30, 2025 and 2024.

Table 1
Consolidated Second Quarter Results ($ in millions except per share and percentages)	2Q25	2Q24	Change		2Q25 Adjusted¹	2Q24 Adjusted¹	Change
Total Revenues Less Cost of Revenues	$587.3	$513.8	14%		$587.3	$512.8	15%
Total Operating Expenses	$248.2	$303.7	(18)%		$213.3	$197.1	8%
Operating Income	$339.1	$210.1	61%		$374.0	$315.7	18%
Operating Margin %	57.7%	40.9%	16.8	pp	63.7%	61.4%	2.3	pp
Net Income Allocated to Common Stockholders	$233.9	$139.7	67%		$257.8	$226.2	14%
Diluted Earnings Per Share	$2.23	$1.33	68%		$2.46	$2.15	14%
Operating EBITDA¹	$369.0	$241.9	53%		$386.7	$326.3	19%
Operating EBITDA Margin %¹	62.8%	47.1%	15.7	pp	65.8%	63.5%	2.3	pp
EBITDA¹	$364.9	$242.3	51%		$382.3	$340.7	12%
EBITDA Margin %¹	62.1%	47.2%	14.9	pp	65.1%	66.3%	(1.2)	pp
•Total revenues less cost of revenues (referred to as “net revenue"2) of $587.3 million increased 14 percent, compared to $513.8 million in the prior-year period, a result of increases in derivatives markets, Data Vantage, and cash and spot markets net revenue2.
•Total operating expenses were $248.2 million versus $303.7 million in the second quarter of 2024, a decrease of $55.5 million. This decrease was primarily related to the impairment of intangible assets recognized in the former Digital reporting segment in the second quarter of 2024. Adjusted operating expenses1 of $213.3 million were up compared to $197.1 million in the second quarter of 2024. The increase was primarily due to higher compensation and benefits, depreciation and amortization, and technology support services, partially offset by lower travel and promotional expenses and professional fees and outside services.
•The effective tax rate for the second quarter of 2025 was 29.7 percent as compared with 30.8 percent in the second quarter of 2024. The lower effective tax rate in 2025 is primarily due to the valuation allowance associated with the impairment of the Globacap investment, which drove the higher effective tax rate in the second quarter of 2024. The effective tax rate on adjusted earnings1 was 29.8 percent, an increase of 0.3 percentage points when compared with 29.5 percent in last year’s second quarter.
•Diluted EPS for the second quarter of 2025 increased 68 percent to $2.23 compared to the second quarter of 2024. Adjusted diluted EPS1 of $2.46 increased 14 percent compared to 2024 second quarter results.
Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by Business Segment (in millions)	2Q25	2Q24	Change
Options	$364.8	$306.7	19%
North American Equities	98.4	98.3	0%
Europe and Asia Pacific	70.4	54.3	30%
Futures	30.1	34.8	(14)%
Global FX	23.6	19.8	19%
Digital³	—	(0.1)	* %
Total	$587.3	$513.8	14%
(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
(2)See the attached tables on page 10 for "Net Revenue by Revenue Caption.”
(3)The Digital segment results are prospectively included in the Futures segment beginning in the first quarter of 2025. Digital results from 2024 have been retained in the former Digital segment for comparative purposes.
*Not meaningful
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News Release Page 3 of 15
Discussion of Results by Business Segment1:
Options:
•Record Options net revenue of $364.8 million was up $58.1 million, or 19 percent, from the second quarter of 2024. Net transaction and clearing fees2 increased primarily as a result of a 20 percent increase in total options average daily volume ("ADV") versus the second quarter of 2024. Market data fees were 15 percent higher and access and capacity fees were 9 percent higher as compared to the second quarter of 2024.
•Net transaction and clearing fees2 increased $53.9 million, or 20 percent, reflecting a 22 percent increase in multi-listed options ADV and a 17 percent increase in index options ADV. Total options revenue per contract ("RPC") increased 1 percent compared to the second quarter of 2024. The increase in total options RPC was due to an increase in both multi-listed options and index options RPC.
•Cboe’s Options exchanges had total market share of 30.2 percent for the second quarter of 2025, down compared to 31.2 percent in the second quarter of 2024.
North American (N.A.) Equities:
•Record N.A. Equities net revenue of $98.4 million increased $0.1 million from the second quarter of 2024, reflecting higher access and capacity fees and industry market data fees, offset by lower net transaction and clearing fees2.
•Net transaction and clearing fees2 decreased $7.8 million, or 22 percent, compared to the second quarter of 2024. The decrease was driven by lower market share and lower net capture for U.S. Equities exchanges versus the second quarter of 2024.
•Cboe’s U.S. Equities exchanges had market share of 10.5 percent for the second quarter of 2025 compared to 11.4 percent in the second quarter of 2024 as a result of higher industry off-exchange market share. Cboe’s U.S. Equities off-exchange market share was 15.2 percent, down from 17.8 percent in the second quarter of 2024. Canadian Equities market share declined to 12.7 percent as compared to 15.0 percent in the second quarter of 2024.
Europe and Asia Pacific (APAC):
•Record Europe and APAC net revenue of $70.4 million increased by 30 percent compared to the second quarter of 2024, reflecting growth in net transaction and clearing fees2 and non-transaction revenues. On a constant currency basis3, net revenues were $67.1 million, up 24 percent on a year-over-year basis. European Equities average daily notional value (“ADNV”) traded on Cboe European Equities was $13.7 billion, up 43 percent compared to the second quarter of 2024 given a 28 percent increase in industry market volumes. Japanese Equities ADNV was 32 percent lower and Australian Equities ADNV was 25 percent higher than the second quarter of 2024.
•For the second quarter of 2025, Cboe European Equities had 25.1 percent market share, up from 22.5 percent in the second quarter of 2024. Cboe Australia had 20.0 percent market share for the second quarter of 2025, down from 20.8 percent in the second quarter of 2024. Cboe Japan had 3.6 percent market share in the second quarter of 2025, down from 5.5 percent in the second quarter of 2024.
•Announced decision to wind down Cboe’s Japanese equities business, including the operations of its Cboe Japan proprietary trading system and Cboe BIDS Japan block trading platform. Cboe expects to suspend operations for these businesses on August 29, 2025 and formally close the businesses subject to consultation with regulators. The company anticipates that the wind down of the Cboe Japan equities operations will have an immaterial impact on Cboe’s organic total net revenue growth4 and adjusted operating expense4 guidance in 2025. Adjusted operating expense4 savings are estimated to be in the range of $2 million to $4 million in 2025, with savings expected to be in the $10 million to $12 million range on a normalized annual basis.4
Futures:
•Futures net revenue of $30.1 million decreased $4.7 million, or 14 percent, from the second quarter of 2024 driven by a 19 percent decrease in net transaction and clearing fees2.
•Net transaction and clearing fees2 decreased $5.2 million, reflecting a 13 percent decrease in ADV during the quarter.
Global FX:
•Record Global FX net revenue of $23.6 million increased 19 percent as compared to the second quarter of 2024. The increase was due to higher net transaction and clearing fees2. ADNV traded on the Cboe FX platform was $55.9 billion for the quarter, up 17 percent compared to last year’s second quarter, and net capture rate per one million dollars traded was $2.81 for the second quarter of 2025, up 5 percent compared to $2.69 in the second quarter of 2024.

(1)The Digital segment results are prospectively included in the Futures segment beginning in the first quarter of 2025. Digital results from 2024 have been retained in the former Digital segment for comparative purposes.
(2)See the attached tables on page 10 for "Net Transaction and Clearing Fees by Business Segment.”
(3)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.
(4)Specific quantifications of the amounts that would be required to reconcile the company’s organic net revenue growth guidance and adjusted operating expenses guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic net revenue growth guidance and adjusted operating expenses would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

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News Release Page 4 of 15
2025 Fiscal Year Financial Guidance
Cboe provided guidance for the 2025 fiscal year as noted below.
•Organic total net revenue growth1 is expected to be in the high single digit range in 2025, up from previous guidance calling for mid to high single digits.
•Reaffirms Data Vantage organic net revenue growth1 range of mid to high single digits in 2025.
•Adjusted operating expenses1 are expected to be in the range of $832 to $847 million in 2025, down from previous guidance of $837 to $852 million. The guidance excludes the expected amortization of acquired intangible assets of $70 million; the company reflects the exclusion of this amount in its non-GAAP reconciliation.
•Depreciation and amortization expense is expected to be in the range of $53 to $57 million in 2025, down from previous guidance of $55 to $59 million, excluding the expected amortization of acquired intangible assets.
•Reaffirms the effective tax rate on adjusted earnings1 for the full year 2025 is expected to be in the range of 28.5 to 30.5 percent. Significant changes in trading volume, expenses, tax laws or rates, and other items could materially impact this expectation.
•Reaffirms capital expenditures in 2025 are expected to be in the range of $75 to $85 million.
(1)Specific quantifications of the amounts that would be required to reconcile the company’s organic and inorganic growth guidance, adjusted operating expenses guidance, annualized adjusted operating expenses guidance, and the effective tax rate on adjusted earnings guidance are not available. Acquisitions are considered organic after 12 months of closing. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses, annualized adjusted operating expenses, and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.
Capital Management
At June 30, 2025, the company had cash and cash equivalents of $1,256.3 million and adjusted cash2 of $1,238.2 million. Total debt as of June 30, 2025 was $1,442.0 million.
The company paid cash dividends of $66.4 million, or $0.63 per share, during the second quarter of 2025 and utilized $35.3 million, excluding commissions and excise taxes, to repurchase approximately 161 thousand shares of its common stock under its share repurchase program at an average price of $219.77 per share. As of June 30, 2025, the company had approximately $614.5 million of availability remaining under its existing share repurchase authorizations.
Earnings Conference Call
Executives of Cboe Global Markets will host a conference call to review its second-quarter financial results today, August 1, 2025, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (800) 715-9871 (toll-free) or (646) 307-1963 (toll) and using the Conference ID 6775785. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay.
(2)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
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News Release Page 5 of 15
About Cboe Global Markets
Cboe Global Markets (Cboe: CBOE), the world’s leading derivatives and securities exchange network, delivers cutting-edge trading, clearing and investment solutions to people around the world. Cboe provides trading solutions and products in multiple asset classes, including equities, derivatives, and FX, across North America, Europe, and Asia Pacific. Above all, Cboe is committed to building a trusted, inclusive global marketplace that enables people to pursue a sustainable financial future. To learn more about the Exchange for the World Stage, visit www.cboe.com.
Cautionary Statements Regarding Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Some factors that could cause actual results to differ include: the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading or clearing volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes or changes in tax regimes; our ability to protect our systems and communication networks from security vulnerabilities and breaches; our ability to attract and retain skilled management and other personnel, increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; factors that impact the quality and integrity of our and other applicable indices; our ability to manage our global operations, growth, and strategic acquisitions or alliances effectively; increases in the cost of the products and services we use; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to minimize the risks, including our credit, counterparty investment, and default risks, associated with operating our clearinghouses; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing our business interests and our regulatory responsibilities; the loss of key customers or a significant reduction in trading or clearing volumes by key customers; our ability to maintain BIDS Trading as an independently managed and operated trading venue, separate from and not integrated with our registered national securities exchanges; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments, or intangible assets; the accuracy of our estimates and expectations; and litigation risks and other liabilities. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2024 and other filings made from time to time with the SEC.
We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
The condensed consolidated statements of income and balance sheets are unaudited and subject to revision.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Kenneth Hill, CFA
(646) 856-8734	+44 (0) 7593 506 719	(312) 786-7559
atu@cboe.com	tcave@cboe.com	khill@cboe.com
CBOE-F
Trademarks:
Cboe®, Cboe Global Markets®, CFE®, Cboe Volatility Index®, Cboe Clear®, Cboe Datashop®, BIDS Trading®, BZX®, BYX®, EDGX®, EDGA®, The Exchange for the World Stage®, and VIX® are registered trademarks and Cboe Data VantageSM is a service mark of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.
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News Release Page 6 of 15
Cboe Global Markets, Inc.
Key Performance Statistics by Business Segment

	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Options
Total industry ADV (in thousands)	57,203	58,444	51,635	48,733	46,129
Total Company Options ADV (in thousands):	17,301	18,183	15,673	14,882	14,384
Multi-listed options	12,615	13,412	11,633	10,655	10,367
Index options	4,686	4,771	4,040	4,227	4,017
Total Options market share	30.2%	31.1%	30.4%	30.5%	31.2%
Multi-listed options	24.0%	25.0%	24.5%	24.0%	24.6%
Total Options RPC:	$0.300	$0.287	$0.281	$0.298	$0.295
Multi-listed options	$0.068	$0.066	$0.064	$0.063	$0.062
Index options	$0.923	$0.908	$0.905	$0.892	$0.898

North American Equities
U.S. Equities - Exchange:
Total industry ADV (shares in billions)	18.4	15.7	13.6	11.5	11.8
Market share %	10.5%	10.5%	10.8%	10.9%	11.4%
Net capture (per 100 touched shares)	$0.012	$0.014	$0.018	$0.024	$0.027
U.S. Equities - Off-Exchange:
ADV (touched shares, in millions)	125.5	90.6	80.0	79.3	74.7
Off-Exchange ATS Block Market Share % (reported on a one-month lag)	15.2%	17.1%	16.5%	17.6%	17.8%
Net capture (per 100 touched shares)	$0.082	$0.117	$0.126	$0.135	$0.136
Canadian Equities:
ADV (matched shares, in millions)	150.6	159.6	157.4	135.9	150.6
Total market share %	12.7%	13.8%	14.3%	14.6%	15.0%
Net capture (per 10,000 shares, in Canadian Dollars)	$4.222	$4.250	$4.008	$4.240	$4.046

Europe and Asia Pacific
European Equities:
Total industry ADNV (Euros - in billions)	€54.5	€55.8	€42.3	€38.9	€42.6
Market share %	25.1%	24.8%	24.6%	23.8%	22.5%
Net capture (per matched notional value (bps), in Euros)	€0.261	€0.252	€0.261	€0.257	€0.251
Cboe Clear Europe:
Trades cleared (in thousands)	400,935.8	412,072.2	328,976.1	306,882.5	299,019.3
Fee per trade cleared (in Euros)	€0.008	€0.008	€0.008	€0.008	€0.008
Net settlement volume (shares in thousands)	3,289.3	3,200.7	2,962.6	2,947.6	2,764.0
Net fee per settlement (in Euros)	€0.956	€0.951	€1.002	€1.026	€1.038
Australian Equities:
ADNV (AUD - in billions)	$1.0	$0.8	$0.8	$0.8	$0.8
Market share - Continuous	20.0%	19.4%	20.8%	20.8%	20.8%
Net capture (per matched notional value (bps), in Australian Dollars)	$0.160	$0.156	$0.154	$0.156	$0.155
Japanese Equities:
ADNV (JPY - in billions)	¥213.7	¥323.8	¥263.8	¥323.3	¥315.2
Market share - Lit Continuous	3.6%	5.4%	4.9%	5.4%	5.5%
Net capture (per matched notional value (bps), in Yen)	¥0.215	¥0.242	¥0.233	¥0.221	¥0.229

Futures
ADV (in thousands)	220.8	249.4	206.4	273.7	253.6
RPC	$1.673	$1.740	$1.765	$1.767	$1.757

Global FX
ADNV ($ - in billions)	$55.9	$51.9	$45.6	$48.3	$47.7
Net capture (per one million dollars traded)	$2.81	$2.77	$2.72	$2.66	$2.69
*In the second quarter of 2025, Digital futures products were transitioned to Cboe Futures Exchange. Futures metrics prior to the second quarter of 2025 exclude Digital futures products.
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ADV = average daily volume; ADNV = average daily notional value.
RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.
Touched volume represents the total number of shares of equity securities and ETFs internally matched on our exchanges or routed to and executed on an external market center.
Matched volume represents the total number of shares of equity securities and ETFs executed on our exchanges.
U.S. Equities - Exchange, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days. U.S. Equities – Off-Exchange data reflects BIDS Trading. For U.S. Equities – Off-Exchange, “net capture per 100 touched shares” refers to transaction fees less order and execution management system (OMS/EMS) fees and clearing costs divided by the product of one-hundredth ADV of touched shares on BIDS Trading and the number of trading days for the period.
Canadian Equities, “net capture per 10,000 shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for Cboe Canada and the number of trading days. Total market share represents Cboe Canada volume divided by the total volume of the Canadian Equities market.
European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in Euros divided by the product of ADNV in Euros of shares matched on Cboe Europe Equities and the number of trading days. “Trades cleared” refers to the total number of non-interoperable trades cleared, "Fee per trade cleared" refers to clearing fees divided by number of non-interoperable trades cleared, “Net settlement volume” refers to the total number of settlements executed after netting, and "Net fee per settlement" refers to settlement fees less direct costs incurred to settle divided by the number of settlements executed after netting.
Asia Pacific data reflects data from Cboe Australia and Cboe Japan. Australian Equities, “net capture per matched notional value” refers to transaction fees less liquidity payments in Australian dollars divided by the product of ADNV in Australian dollars of shares matched on Cboe Australia and the number of Australian Equities trading days. Japanese Equities, “net capture per matched notional value” refers to transaction fees less liquidity payments in Japanese Yen divided by the product of ADNV in Japanese Yen of shares matched on Cboe Japan and the number of Japanese Equities trading days.
Global FX, "net capture per one million dollars traded" refers to transaction fees less liquidity payments, if any, divided by the Spot and SEF products of one-thousandth of ADNV traded on the Cboe FX Markets and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction.
Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts, and transaction mix by contract type and product type.
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News Release Page 8 of 15
Cboe Global Markets, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three and Six Months Ended June 30, 2025 and 2024

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2025	2024	2025	2024
Revenues:
Cash and spot markets	$487.6	$386.4	$988.5	$767.3
Data Vantage	158.3	142.1	310.8	282.3
Derivatives markets	527.6	445.5	1,069.2	881.6
Total Revenues	1,173.5	974.0	2,368.5	1,931.2
Cost of Revenues:
Liquidity payments	418.0	307.0	812.8	645.8
Routing and clearing	20.7	16.6	40.3	32.6
Section 31 fees	85.3	77.7	238.4	119.8
Royalty fees and other cost of revenues	62.2	58.9	124.5	117.1
Total Cost of Revenues	586.2	460.2	1,216.0	915.3
Revenues Less Cost of Revenues	587.3	513.8	1,152.5	1,015.9
Operating Expenses:
Compensation and benefits	127.9	116.1	244.1	231.4
Depreciation and amortization	29.9	31.8	60.2	69.1
Technology support services	26.7	24.6	52.3	48.8
Professional fees and outside services	24.8	25.8	45.6	47.3
Travel and promotional expenses	8.2	9.3	14.6	16.8
Facilities costs	7.0	6.1	13.2	12.6
Acquisition-related costs	—	0.6	0.2	1.2
Impairment of intangible assets	17.1	81.0	17.1	81.0
Other expenses	6.6	8.4	12.2	15.2
Total Operating Expenses	248.2	303.7	459.5	523.4
Operating Income	339.1	210.1	693.0	492.5
Non-operating (Expenses) Income:
Interest expense	(12.9)	(12.8)	(25.7)	(25.8)
Interest income	11.3	4.6	19.7	8.7
(Loss) earnings on investments, net	(1.1)	14.2	(4.4)	28.2
Other (expense) income, net	(1.8)	(13.1)	2.2	(8.5)
Total Non-operating (Expenses) Income	(4.5)	(7.1)	(8.2)	2.6
Income Before Income Tax Provision	334.6	203.0	684.8	495.1
Income tax provision	99.5	62.6	199.1	145.2
Net Income	235.1	140.4	485.7	349.9
Net income allocated to participating securities	(1.2)	(0.7)	(2.4)	(1.9)
Net Income Allocated to Common Stockholders	$233.9	$139.7	$483.3	$348.0
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$2.23	$1.33	$4.62	$3.30
Diluted earnings per share	2.23	1.33	4.60	3.29
Weighted average shares used in computing income per share:
Basic	104.7	105.1	104.7	105.4
Diluted	105.0	105.4	105.0	105.8
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News Release Page 9 of 15
Cboe Global Markets, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
June 30, 2025 and December 31, 2024

(in millions)	June 30, 2025	December 31, 2024
Assets
Current Assets:
Cash and cash equivalents	$1,256.3	$920.3
Financial investments	207.6	110.3
Accounts receivable, net	444.3	444.6
Margin deposits, clearing funds, and interoperability funds	1,670.4	845.5
Income taxes receivable	40.6	73.8
Other current assets (includes restricted cash of $30.2 at June 30, 2025 and $— at December 31, 2024)	123.7	84.6
Total Current Assets	3,742.9	2,479.1

Investments	379.6	383.7
Property and equipment, net	127.9	118.0
Operating lease right of use assets	122.2	124.5
Goodwill	3,155.9	3,124.2
Intangible assets, net	1,356.2	1,376.9
Other assets, net	163.6	182.7
Total Assets	$9,048.3	$7,789.1

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$467.3	$359.7
Section 31 fees payable	238.4	182.0
Deferred revenue	10.5	6.4
Margin deposits, clearing funds, and interoperability funds	1,670.4	845.5
Income taxes payable	—	1.6
Total Current Liabilities	2,386.6	1,395.2

Long-term debt	1,442.0	1,441.0
Non-current unrecognized tax benefits	212.6	305.0
Deferred income taxes	175.1	186.8
Non-current operating lease liabilities	133.8	138.4
Other non-current liabilities	33.1	43.1
Total Liabilities	4,383.2	3,509.5

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.0	1.0
Treasury stock, at cost	(90.5)	(1.4)
Additional paid-in capital	1,543.3	1,512.5
Retained earnings	3,168.9	2,815.9
Accumulated other comprehensive income (loss), net	42.4	(48.4)
Total Stockholders' Equity	4,665.1	4,279.6

Total Liabilities and Stockholders' Equity	$9,048.3	$7,789.1
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News Release Page 10 of 15

Table 3
Net Transaction and Clearing Fees by Business Segment Three Months Ended June 30, 2025 and 2024 (in millions)	Consolidated June 30,		Options June 30,		N.A. Equities June 30,		Europe and APAC June 30,		Futures June 30,		Global FX June 30,		Digital[1] June 30,
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
Transaction and clearing fees	$867.7	$697.6	$468.3	$385.9	$300.2	$227.2	$54.0	$38.9	$24.3	$28.1	$20.9	$17.1	$—	$0.4
Liquidity payments	(418.0)	(307.0)	(142.7)	(114.2)	(262.3)	(184.4)	(11.6)	(7.9)	(1.4)	—	—	—	—	(0.5)
Routing and clearing	(20.7)	(16.6)	(4.0)	(4.0)	(10.4)	(7.5)	(5.8)	(4.6)	—	—	(0.5)	(0.5)	—	—
Net transaction and clearing fees	$429.0	$374.0	$321.6	$267.7	$27.5	$35.3	$36.6	$26.4	$22.9	$28.1	$20.4	$16.6	$—	$(0.1)

Table 4
Net Revenue by Revenue Caption Three Months Ended June 30, 2025 and 2024 (in millions)	Cash and Spot Markets June 30,		Data Vantage June 30,		Derivatives Markets June 30,		Total June 30,
	2025	2024	2025	2024	2025	2024	2025	2024
Transaction and clearing fees	$375.1	$283.6	$—	$—	$492.6	$414.0	$867.7	$697.6
Access and capacity fees	—	—	101.2	90.5	—	—	101.2	90.5
Market data fees	17.0	14.6	56.4	50.9	9.0	8.2	82.4	73.7
Regulatory fees	71.3	63.2	—	—	25.5	22.7	96.8	85.9
Other revenue	24.2	25.0	0.7	0.7	0.5	0.6	25.4	26.3
Total revenues	$487.6	$386.4	$158.3	$142.1	$527.6	$445.5	$1,173.5	$974.0

Liquidity payments	$273.1	$192.0	$—	$—	$144.9	$115.0	$418.0	$307.0
Routing and clearing fees	16.7	12.6	—	—	4.0	4.0	20.7	16.6
Section 31 fees	70.7	63.1	—	—	14.6	14.6	85.3	77.7
Royalty fees and other cost of revenues	11.5	15.0	3.2	2.5	47.5	41.4	62.2	58.9
Total cost of revenues	$372.0	$282.7	$3.2	$2.5	$211.0	$175.0	$586.2	$460.2

Revenues less cost of revenues (net revenue)	$115.6	$103.7	$155.1	$139.6	$316.6	$270.5	$587.3	$513.8
(1)The Digital segment results are prospectively included in the Futures segment beginning in the first quarter of 2025. Digital results from 2024 have been retained in the former Digital segment for comparative purposes.
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News Release Page 11 of 15
Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include adjusted revenue less cost of revenue, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted net income allocated to common stockholders, adjusted diluted earnings per share, effective tax rate on adjusted earnings, operating EBITDA, operating EBITDA margin, adjusted operating EBITDA, adjusted operating EBITDA margin, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted cash, and net revenues in constant currency.
Management believes that the non-GAAP financial measures presented in this press release provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency, and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.
Acquisition-related costs: From time to time, we have pursued acquisitions, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company’s business operations. These expenses include compensation and benefits, integration costs, as well as legal, due diligence, impairment charges, and other third-party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing, and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of Cboe’s ongoing operating performance or comparisons in Cboe’s performance between periods.
The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.
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News Release Page 12 of 15
Reconciliation of GAAP and Non-GAAP Information

Table 5	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except percentages and per share amounts)	2025	2024	2025	2024
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
Net income allocated to common stockholders	$233.9	$139.7	$483.3	$348.0
Non-GAAP adjustments
Acquisition-related costs (1)	—	0.6	0.2	1.2
Amortization of acquired intangible assets (2)	17.2	21.2	35.6	47.4
Gain on Cboe Digital non-recourse notes and warrants wind down (3)	—	(1.0)	—	(1.4)
Cboe Digital syndication wind down (4)	—	(1.0)	—	(1.0)
Change in contingent consideration (5)	—	3.0	—	3.0
Impairment of intangible assets (6)	17.1	81.0	17.1	81.0
Impairment of investment (7)	—	16.0	—	16.0
Executive compensation adjustment (8)	0.4	—	0.4	—
Gain on sale of property held for sale (9)	—	(1.0)	—	(1.0)
Costs related to Cboe Digital wind down (10)	0.2	0.8	0.5	0.8
Earnings on investments adjustments (11)	(0.3)	—	(0.7)	—
Total Non-GAAP adjustments	34.6	119.6	53.1	146.0
Income tax expense related to the items above	(9.5)	(32.7)	(14.2)	(39.6)
Tax reserves (12)	—	(4.0)	—	(4.0)
Deferred tax re-measurements (13)	(1.0)	—	(1.0)	—
Valuation allowances (14)	—	4.1	—	4.1
Net income allocated to participating securities - effect on reconciling items	(0.2)	(0.5)	(0.3)	(0.6)
Adjusted earnings	$257.8	$226.2	$520.9	$453.9

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$2.23	$1.33	$4.60	$3.29
Per share impact of non-GAAP adjustments noted above	0.23	0.82	0.36	1.01
Adjusted diluted earnings per common share	$2.46	$2.15	$4.96	$4.30

Reconciliation of Operating Margin to Non-GAAP
Revenue less cost of revenue	$587.3	$513.8	$1,152.5	$1,015.9
Non-GAAP adjustments noted above	—	(1.0)	—	(1.0)
Adjusted revenue less cost of revenue	$587.3	$512.8	$1,152.5	$1,014.9
Operating expenses (15)	$248.2	$303.7	$459.5	$523.4
Non-GAAP adjustments noted above	34.9	106.6	53.8	133.4
Adjusted operating expenses	$213.3	$197.1	$405.7	$390.0
Operating income	$339.1	$210.1	$693.0	$492.5
Non-GAAP adjustments noted above	34.9	105.6	53.8	132.4
Adjusted operating income	$374.0	$315.7	$746.8	$624.9
Adjusted operating margin (16)	63.7%	61.4%	64.8%	61.5%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	$334.6	$203.0	$684.8	$495.1
Non-GAAP adjustments noted above	34.6	119.6	53.1	146.0
Adjusted income before income taxes	$369.2	$322.6	$737.9	$641.1

Income tax expense	$99.5	$62.6	$199.1	$145.2
Non-GAAP adjustments noted above	10.5	32.6	15.2	39.5
Adjusted income tax expense	$110.0	$95.2	$214.3	$184.7
Adjusted income tax rate	29.8%	29.5%	29.0%	28.8%
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News Release Page 13 of 15
(1)This amount includes acquisition-related costs primarily from the Company’s Cboe Digital, Cboe Canada, and Cboe Asia Pacific acquisitions, which is included in acquisition-related costs on the condensed consolidated statements of income.
(2)This amount represents the amortization of acquired intangible assets related to the Company’s acquisitions, which is included in depreciation and amortization on the condensed consolidated statements of income.
(3)This amount represents the revaluation and gain associated with the wind down of the Cboe Digital non-recourse notes and warrants, which is included in other (expense) income, net on the condensed consolidated statements of income.
(4)This amount represents the contra-revenue that was reversed as a result of the Cboe Digital syndication wind down, which is included in transaction and clearing fees on the condensed consolidated statements of income.
(5)This amount represents the loss related to contingent consideration liabilities achieved related to the acquisition of Cboe Asia Pacific, which is included in other expenses on the condensed consolidated statements of income.
(6)This amount represents the impairment of customer relationships intangible assets related to Cboe Japan in 2025, as well as the impairment of intangible assets related to the Cboe Digital wind down in 2024, which are included in impairment of intangible assets on the condensed consolidated statements of income.
(7)This amount represents the impairment related to the Company's minority investment in Globacap Technology Limited, which is included in other (expense) income, net on the condensed consolidated statements of income.
(8)This amount represents the CEO sign-on long-term equity awards with a grant date value of $6.0 million (comprised of a mixture of time- and performance-based awards) and subject to a 3-year cliff vesting requirement associated with the hiring of Craig Donohue as Chief Executive Officer, which is included in compensation and benefits on the condensed consolidated statements of income. This amount does not include the CEO's annual long-term equity incentive awards that were prorated for 2025.
(9)This amount represents the gain on the sale of the Company's former headquarters, which is included in other (expense) income, net on the condensed consolidated statements of income.
(10)This amount represents certain wind down costs related to Cboe Digital, which are included in compensation and benefits on the condensed consolidated statements of income.
(11)This amount represents the gains associated with the partial sale of PYTH token intangible assets and from the Company's minority investment in American Financial Exchange, LLC, which are included in (loss) earnings on investments, net on the condensed consolidated statements of income.
(12)This amount represents the tax reserves related to Section 199 matters.
(13)This amount represents remeasurements of deferred tax assets and liabilities at prevailing effective tax rates.
(14)This amount represents the valuation allowance related to the impairment of the Company's minority investment in Globacap Technology Limited.
(15)The company sponsors deferred compensation plans held in a trust. The expenses or income related to the deferred compensation plans are included in "Compensation and benefits" ($3.1 million and $1.4 million in expense for the three months ended June 30, 2025 and 2024, respectively, and $9.3 million and $0.1 million in expense for the six months ended June 30, 2025 and 2024, respectively), and are directly offset by deferred compensation income, expenses, and dividends included within "Other (expense) income, net" ($3.1 million and $1.4 million in income, expense, and dividends in the three months ended June 30, 2025 and 2024, respectively, and $9.3 million and $0.1 million in income, expense, and dividends in the six months ended June 30, 2025 and 2024, respectively), on the condensed consolidated statements of income. The deferred compensation plans' expenses are not excluded from "adjusted operating expenses" and do not have an impact on "Income before income taxes."
(16)Adjusted operating margin represents adjusted operating income divided by revenues less cost of revenues.

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News Release Page 14 of 15
EBITDA Reconciliations
EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. These metrics are presented as supplemental information that the company believes are useful to investors to evaluate the company's results because they exclude certain items that are not directly related to the company’s core operating performance. Operating EBITDA is calculated by adding back to operating income depreciation and amortization. Adjusted Operating EBITDA is calculated by adding back to Operating EBITDA acquisition-related costs, change in contingent consideration, impairment of intangible assets, executive compensation adjustment, Cboe Digital syndication wind down, and costs related to the Cboe Digital wind down. Operating EBITDA margin represents Operating EBITDA divided by revenues less cost of revenues. Adjusted Operating EBITDA margin represents Adjusted Operating EBITDA divided by revenues less cost of revenues. EBITDA is calculated by adding back to net income interest expense, net, income tax expense, depreciation and amortization. EBITDA margin represents EBITDA divided by revenues less cost of revenues. Adjusted EBITDA is calculated by adding back to EBITDA acquisition-related costs, change in contingent consideration, impairment of intangible assets, impairment of investment, executive compensation adjustment, costs related to Cboe Digital wind down, gain on sale of property held for sale, earnings on investments adjustments, gain on Cboe Digital non-recourse notes and warrants wind down, and Cboe Digital syndication wind down. Adjusted EBITDA margin represents Adjusted EBITDA divided by revenues less cost of revenues. Operating EBITDA, Adjusted Operating EBITDA, EBITDA, and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because Operating EBITDA, Adjusted Operating EBITDA, EBITDA, and Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Table 6 (in millions, except percentages)	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Operating Income to Operating EBITDA and Adjusted Operating EBITDA (Per Table 1)	2025	2024	2025	2024
Operating income	$339.1	$210.1	$693.0	$492.5
Depreciation and amortization	29.9	31.8	60.2	69.1
Operating EBITDA	$369.0	$241.9	$753.2	$561.6
Operating EBITDA Margin	62.8%	47.1%	65.4%	55.3%

Non-GAAP adjustments not included in above line items
Acquisition-related costs	$—	$0.6	$0.2	$1.2
Change in contingent consideration	—	3.0	—	3.0
Impairment of intangible assets	17.1	81.0	17.1	81.0
Executive compensation adjustment	0.4	—	0.4	—
Cboe Digital syndication wind down	—	(1.0)	—	(1.0)
Costs related to Cboe Digital wind down	0.2	0.8	0.5	0.8
Adjusted Operating EBITDA	$386.7	$326.3	$771.4	$646.6
Adjusted Operating EBITDA Margin	65.8%	63.5%	66.9%	63.6%

Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2025	2024	2025	2024
Net income allocated to common stockholders	$233.9	$139.7	$483.3	$348.0
Interest expense, net	1.6	8.2	6.0	17.1
Income tax provision	99.5	62.6	199.1	145.2
Depreciation and amortization	29.9	31.8	60.2	69.1
EBITDA	$364.9	$242.3	$748.6	$579.4
EBITDA Margin	62.1%	47.2%	65.0%	57.0%

Non-GAAP adjustments not included in above line items
Acquisition-related costs	$—	$0.6	$0.2	$1.2
Change in contingent consideration	—	3.0	—	3.0
Impairment of intangible assets	17.1	81.0	17.1	81.0
Impairment of investment	—	16.0	—	16.0
Executive compensation adjustment	0.4	—	0.4	—
Costs related to Cboe Digital wind down	0.2	0.8	0.5	0.8
Gain on sale of property held for sale	—	(1.0)	—	(1.0)
Earnings on investments adjustments	(0.3)	—	(0.7)	—
Gain on Cboe Digital non-recourse notes and warrants wind down	—	(1.0)	—	(1.4)
Cboe Digital syndication wind down	—	(1.0)	—	(1.0)
Adjusted EBITDA	$382.3	$340.7	$766.1	$678.0
Adjusted EBITDA Margin	65.1%	66.3%	66.5%	66.7%
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News Release Page 15 of 15

Table 7 (in millions)	June 30,	December 31,
Reconciliation of Cash and Cash Equivalents to Adjusted Cash	2025	2024
Cash and cash equivalents	$1,256.3	$920.3
Financial investments	207.6	110.3
Less deferred compensation plan assets	(31.0)	(40.3)
Less cash collected for Section 31 Fees	(194.7)	(110.8)
Adjusted Cash	$1,238.2	$879.5

Table 8 (in millions)
Reconciliation of GAAP Net Revenues to Net Revenues in Constant Currency – Three and Six Months Ended June 30, 2025 and 2024

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Europe and Asia Pacific net revenues	$70.4	$54.3	$134.5	$108.4
Constant currency adjustment	(3.3)	—	(1.5)	—
Europe and Asia Pacific net revenues in constant currency[1]	$67.1	$54.3	$133.0	$108.4
(1)Net revenues in constant currency is calculated by converting the current period GAAP net revenues in local currency using the foreign currency exchange rates that were in effect during the previous comparable period.
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